Exhibit 99.01

OGE Energy Corp. reports second quarter results
Results are on plan for both businesses; notice of intent filed for Oklahoma rate proceeding

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $0.44 per diluted share for the three months ended June 30, 2015 compared to $0.50 per diluted share for the second quarter of 2014.

OG&E, a regulated electric utility, contributed earnings of $0.34 per share in the second quarter, compared with earnings of $0.38 per share in the second quarter last year. OGE Energy’s interest in the natural gas midstream operations contributed earnings of $0.10 per share compared with earnings of $0.12 per share in the year-ago quarter. The holding company posted breakeven results in the second quarter for both 2015 and 2014.

”We have several initiatives underway and as always we are executing and delivering results as evidenced by our third, consecutive JD Power award for customer satisfaction” said OGE Energy Corp. President and CEO Sean Trauschke. “I want to thank our members for their hard work and dedication in continuing to deliver value to our customers.”

Discussion of Second Quarter 2015
OGE Energy's net income was $88 million in the second quarter, compared to $101 million in the year-ago quarter.

OG&E's gross margin on revenues was $339 million in the second quarter, compared with $341 million in the comparable quarter last year. The decrease in gross margin was primarily due to lower wholesale transmission revenues and mild weather, partially offset by new customer growth. Net income at the utility declined to $69 million, compared to $77 million in the year-ago quarter. In addition to lower gross margins, net income decreased primarily due to higher depreciation expense.

Natural Gas Midstream Operations contributed net income to OGE Energy Corp. of $18 million for the second quarter of 2015 compared to $24 million for the same period in 2014. The decrease reflects lower average natural gas and natural gas liquids prices.

2015 Outlook
The 2015 outlook is unchanged with OG&E projected to earn $1.41 to $1.49 per average diluted share. Cash distributions from Enable Midstream Partners are expected to be between $139 million and $142 million.  Finally, OGE Energy consolidated earnings guidance for 2015 is $1.76 to $1.89 per average diluted share. The guidance assumes approximately 200 million average diluted shares outstanding and normal weather for the year.  More information regarding the Company’s 2015 earnings guidance and the Company’s 2014 financial results is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for the rest of 2015 on Thursday, August 6, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with over 819,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 26.3 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures

OG&E has included in this release the non-GAAP financial measure Gross Margin. Gross Margin is defined by OG&E as operating revenues less fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

Reconciliation of Gross Margin to Revenue attributable to OG&E:

	Six months ended
	June 30,
(In Millions)	2015	2014
Operating revenues	$549.9	$611.8
Less:
Cost of sales	210.9	270.9
Gross Margin	$339.0	$340.9

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries including the demand for natural gas, natural gas liquids, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2014.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2015	2014	2015	2014
OPERATING REVENUES	$549.9	$611.8	$1,030.0	$1,172.2
COST OF SALES	210.9	270.9	422.5	564.3
OPERATING EXPENSES
Other operation and maintenance	113.2	111.4	224.9	223.8
Depreciation and amortization	76.2	68.3	152.1	135.5
Taxes other than income	22.4	19.4	46.9	45.0
Total operating expenses	211.8	199.1	423.9	404.3
OPERATING INCOME	127.2	141.8	183.6	203.6
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	28.2	39.3	59.9	87.2
Allowance for equity funds used during construction	1.7	0.8	3.2	1.9
Other income	5.6	3.1	10.5	4.5
Other expense	(2.2)	(2.1)	(3.2)	(5.4)
Net other income	33.3	41.1	70.4	88.2
INTEREST EXPENSE
Interest on long-term debt	37.0	37.8	73.9	72.9
Allowance for borrowed funds used during construction	(0.8)	(0.5)	(1.6)	(1.1)
Interest on short-term debt and other interest charges	1.8	2.1	3.1	3.5
Interest expense	38.0	39.4	75.4	75.3
INCOME BEFORE TAXES	122.5	143.5	178.6	216.5
INCOME TAX EXPENSE	35.0	42.7	47.9	66.4
NET INCOME	$87.5	$100.8	130.7	150.1
BASIC AVERAGE COMMON SHARES OUTSTANDING	199.6	199.2	199.6	199.0
DILUTED AVERAGE COMMON SHARES OUTSTANDING	199.6	200.0	199.6	199.8
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.44	$0.51	$0.66	$0.75
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.44	$0.50	$0.66	$0.75
DIVIDENDS DECLARED PER COMMON SHARE	$0.25000	$0.22500	$0.50000	$0.45000

Oklahoma Gas and Electric Company
Financial and Statistical Data
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2015	2014	2015	2014
Operating revenues by classification
Residential	$214.0	$217.2	$408.6	$437.7
Commercial	140.6	149.4	246.5	273.1
Industrial	49.3	56.0	91.0	106.8
Oilfield	42.1	47.5	79.1	91.8
Public authorities and street light	51.3	56.1	90.7	104.0
Sales for resale	9.0	11.4	20.8	28.0
System sales revenues	506.3	537.6	936.7	1,041.4
Off-system sales revenues	11.0	33.2	21.3	52.2
Other	32.6	41.0	72.0	78.6
Total operating revenues	$549.9	$611.8	$1,030.0	$1,172.2
MWH sales by classification (in millions)
Residential	2.0	2.0	4.3	4.5
Commercial	2.0	1.9	3.6	3.5
Industrial	0.9	0.9	1.8	1.8
Oilfield	0.8	0.9	1.7	1.7
Public authorities and street light	0.8	0.9	1.5	1.6
Sales for resale	0.2	0.2	0.5	0.5
System sales	6.7	6.8	13.4	13.6
Off-system sales	0.5	0.8	0.7	1.2
Total sales	7.2	7.6	14.1	14.8
Number of customers	819,483	810,509	819,483	810,509
Weighted-average cost of energy per kilowatt-hour - cents
Natural gas	2.704	4.690	2.664	5.188
Coal	2.174	2.138	2.144	2.142
Total fuel	2.220	2.628	2.209	2.938
Total fuel and purchased power	2.891	3.437	2.896	3.613
Degree days
Heating - Actual	143	205	1,984	2,270
Heating - Normal	203	203	2,001	2,001
Cooling - Actual	610	683	621	692
Cooling - Normal	625	625	638	638